Exhibit 99.1

Avis Budget Group Provides Leadership Update

Joe Ferraro Named Interim Chief Executive Officer

PARSIPPANY, N.J., December, 30, 2019 — Avis Budget Group, Inc. (NASDAQ: CAR) today announced that its Board of Directors has appointed Joe Ferraro, President, Americas, as Interim Chief Executive Officer, effective January 1, 2020. Mr. Ferraro’s appointment reflects the previously announced departure at year-end of Larry De Shon, President and Chief Executive Officer.

Leonard S. Coleman, Chairman of the Board, said: “During his 40 years at Avis Budget Group, Joe Ferraro has proven that he is a strong and dynamic leader, and we are pleased to name him our Interim CEO. As President of the Americas division for the last five years, Joe has driven operational excellence across our business in the Americas. We are fortunate to have a deep bench of talent at Avis Budget Group, and we are confident that Joe and the rest of our management team will continue to provide steady leadership as we continue our search for a permanent CEO.”

“I am pleased to step into the Interim CEO role,” said Mr. Ferraro. “Over the course of my career with the Company, I have seen firsthand how our success is driven by our commitment to delivering quality service for our customers and performance for our shareholders. I look forward to working with our entire global team to continue to execute on our strategy.”

In connection with Mr. Ferraro’s role as Interim CEO, Izzy Martins, Chief Financial Officer, Americas, will serve as Interim President, Americas. Ms. Martins has been with Avis Budget Group for 15 years in a number of senior strategic and financial roles.

Mr. Coleman concluded: “On behalf of the Board and everyone at Avis Budget Group, I’d like once again to thank Larry for his many contributions and years of extraordinary leadership.”

Avis Budget Group’s CEO Search Committee, led by Director Lynn Krominga, Chair of the Corporate Governance Committee of the Board of Directors, is conducting a thorough search process to identify a permanent CEO.

About Joe Ferraro

Until his appointment to the Interim CEO role, Mr. Ferraro served as President, Americas, for Avis Budget Group. In this role, Mr. Ferraro was responsible for the Company’s Avis, Budget, Payless and Zipcar brands in North and South America, including Latin America and the Caribbean. Mr. Ferraro was previously Senior Vice President of Operations, North America, where he oversaw all Avis and Budget car and truck rental operations in the United States and Canada, including airport and local market locations. He has 40 years of experience with Avis Budget Group, holding various positions of increasing responsibility. Mr. Ferraro holds a Bachelor’s degree from Syracuse University.

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at avisbudgetgroup.com.

Contacts

Media Contact: Katie McCall PR@avisbudget.com	Investor Contact: David Calabria IR@avisbudget.com

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